Exhibit 99.1

The Home Depot Announces Third Quarter Results;
Plans to Invest Approximately $1 Billion in Annualized Permanent Compensation Enhancements for Frontline, Hourly Associates

ATLANTA, November 17, 2020 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $33.5 billion for the third quarter of fiscal 2020, an increase of $6.3 billion, or 23.2 percent from the third quarter of fiscal 2019. Comparable sales for the third quarter of fiscal 2020 were positive 24.1 percent, and comparable sales in the U.S. were positive 24.6 percent.

Net earnings for the third quarter of fiscal 2020 were $3.4 billion, or $3.18 per diluted share, compared with net earnings of $2.8 billion, or $2.53 per diluted share, in the same period of fiscal 2019. For the third quarter of fiscal 2020, diluted earnings per share increased 25.7 percent from the same period in the prior year.

“The third quarter was another exceptional quarter for The Home Depot as we saw the continuation of outsized demand for home improvement projects, which has led to sales growth of more than $15 billion through the first nine months of the year,” said Craig Menear, chairman and CEO. “Our ability to effectively adapt to this high-demand environment is a testament to both the investments we have made in the business as well as our associates’ focus on customers. We continue to lean into these investments because we believe they are critical in enabling market share growth in any economic environment. I am proud of the resilience and strength our associates have continued to demonstrate, and I would like to thank them and our supplier partners,” said Menear.

Investment in Associates

Throughout the COVID-19 pandemic, The Home Depot has taken significant actions to support associates, including expanded paid time off for all hourly associates to use at their discretion and the implementation of a temporary weekly bonus program. The Company is now transitioning from these temporary programs to invest in permanent compensation enhancements for frontline, hourly associates. This will result in approximately $1 billion of incremental compensation on an annualized basis.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the third quarter, the Company operated a total of 2,295 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 400,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

###

Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the impact on our business, operations and financial results of the COVID-19 pandemic (which, among other things, may affect many of the items listed below); the demand for our products and services; net sales growth; comparable sales; effects of competition; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; state of the economy; state of the housing and home improvement markets; state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, suppliers and vendors; international trade disputes, natural disasters, public health issues (including pandemics and related quarantines, shelter-in-place and other governmental orders, and similar restrictions), and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products or services; continuation of share repurchase programs; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity price inflation and deflation; the ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes; store openings and closures; guidance for fiscal 2020 and beyond; financial outlook; and the integration of acquired companies into our organization and the ability to recognize the anticipated synergies and benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 2, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2020.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Isabel Janci	Stephen Holmes
Vice President of Investor Relations and Treasurer	Vice President of Corporate Communications
770-384-2666	770-384-5075
isabel_janci@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Nine Months Ended
in millions, except per share data	November 1, 2020	November 3, 2019	% Change	November 1, 2020	November 3, 2019	% Change
Net sales	$33,536	$27,223	23.2%	$99,849	$84,443	18.2%
Cost of sales	22,080	17,836	23.8	65,827	55,607	18.4
Gross profit	11,456	9,387	22.0	34,022	28,836	18.0
Operating expenses:
Selling, general and administrative	6,076	4,942	22.9	18,260	14,926	22.3
Depreciation and amortization	528	498	6.0	1,567	1,470	6.6
Total operating expenses	6,604	5,440	21.4	19,827	16,396	20.9
Operating income	4,852	3,947	22.9	14,195	12,440	14.1
Interest and other (income) expense:
Interest and investment income	(11)	(22)	(50.0)	(37)	(56)	(33.9)
Interest expense	340	302	12.6	1,010	892	13.2
Interest and other, net	329	280	17.5	973	836	16.4
Earnings before provision for income taxes	4,523	3,667	23.3	13,222	11,604	13.9
Provision for income taxes	1,091	898	21.5	3,213	2,843	13.0
Net earnings	$3,432	$2,769	23.9%	$10,009	$8,761	14.2%

Basic weighted average common shares	1,073	1,089	(1.5)%	1,074	1,096	(2.0)%
Basic earnings per share	$3.20	$2.54	26.0	$9.32	$7.99	16.6

Diluted weighted average common shares	1,078	1,094	(1.5)%	1,078	1,100	(2.0)%
Diluted earnings per share	$3.18	$2.53	25.7	$9.28	$7.96	16.6

	Three Months Ended			Nine Months Ended
Selected Sales Data (1)	November 1, 2020	November 3, 2019	% Change	November 1, 2020	November 3, 2019	% Change
Customer transactions (in millions)	453.2	400.9	13.0%	1,339.5	1,246.4	7.5%
Average ticket	$72.98	$66.36	10.0	$73.90	$67.00	10.3
Sales per retail square foot	$552.85	$449.17	23.1	$549.26	$464.68	18.2
 —————
(1)Selected Sales Data does not include results for the legacy Interline Brands business, now operating as a part of The Home Depot Pro.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	November 1, 2020	November 3, 2019	February 2, 2020
Assets
Current assets:
Cash and cash equivalents	$14,652	$2,193	$2,133
Receivables, net	2,666	2,231	2,106
Merchandise inventories	16,155	15,711	14,531
Other current assets	1,032	1,039	1,040
Total current assets	34,505	21,174	19,810
Net property and equipment	23,848	22,472	22,770
Operating lease right-of-use assets	5,433	5,638	5,595
Goodwill	2,236	2,253	2,254
Other assets	897	772	807
Total assets	$66,919	$52,309	$51,236

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$—	$695	$974
Accounts payable	12,899	9,240	7,787
Accrued salaries and related expenses	2,176	1,467	1,494
Current installments of long-term debt	2,491	1,818	1,839
Current operating lease liabilities	842	828	828
Other current liabilities	6,987	5,517	5,453
Total current liabilities	25,395	19,565	18,375
Long-term debt, excluding current installments	32,831	26,597	28,670
Long-term operating lease liabilities	4,880	5,113	5,066
Other liabilities	2,278	2,116	2,241
Total liabilities	65,384	53,391	54,352
Total stockholders’ equity (deficit)	1,535	(1,082)	(3,116)
Total liabilities and stockholders’ equity	$66,919	$52,309	$51,236

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
in millions	November 1, 2020	November 3, 2019
Cash Flows from Operating Activities:
Net earnings	$10,009	$8,761
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	1,853	1,701
Stock-based compensation expense	234	197
Changes in working capital	5,348	(37)
Changes in deferred income taxes	(86)	107
Other operating activities	57	64
Net cash provided by operating activities	17,415	10,793

Cash Flows from Investing Activities:
Capital expenditures	(1,503)	(1,891)
Proceeds from sales of property and equipment	55	21
Other investing activities	(3)	(10)
Net cash used in investing activities	(1,451)	(1,880)

Cash Flows from Financing Activities:
Repayments of short-term debt, net	(974)	(644)
Proceeds from long-term debt, net of discounts and premiums	4,960	1,404
Repayments of long-term debt	(1,836)	(1,046)
Repurchases of common stock	(791)	(3,909)
Proceeds from sales of common stock	185	185
Cash dividends	(4,837)	(4,477)
Other financing activities	(132)	(120)
Net cash used in financing activities	(3,425)	(8,607)
Change in cash and cash equivalents	12,539	306
Effect of exchange rate changes on cash and cash equivalents	(20)	109
Cash and cash equivalents at beginning of period	2,133	1,778
Cash and cash equivalents at end of period	$14,652	$2,193
—————
Note: Effective February 3, 2020, we reclassified cash flows relating to book overdrafts from financing to operating activities for all periods presented on the Condensed Consolidated Statements of Cash Flows. The amounts of these reclassifications were not material.